Exhibit 99.1

Eidos Therapeutics Reports Fourth Quarter and Year-End 2018 Financial Results

Phase 3 study of AG10 in patients with ATTR-CM (ATTRIBUTE-CM) underway

SAN FRANCISCO, April 15, 2019 — Eidos Therapeutics, Inc. (Eidos) (Nasdaq:EIDX),  today reported its financial results for the fourth quarter and full year ended December 31, 2018 and provided an update on the company’s recent achievements.

“2018 marked another year of significant scientific, clinical, and corporate milestones at Eidos. We successfully completed Phase 1 and Phase 2 studies of AG10 in healthy volunteers and transthyretin amyloid cardiomyopathy patients, respectively, and are now enrolling patients in a Phase 3 study,” said Neil Kumar PhD, chief executive officer of Eidos. “We also made the transition from a private company to a public company, completing a successful initial public offering that provides the resources necessary to execute upon our accelerated development plan.”

2018 Business Highlights

Corporate

•	Completed Series B preferred stock financing raising $64 million.
•

Completed initial public offering, with total gross proceeds of $122.2 million including exercise of underwriters’ option to purchase additional shares, from the sale of 7.2 million shares of common stock.

•

Augmented the expertise of the Company’s Board of Directors with the appointment of four new Directors: Rajeev Shah, managing director and portfolio manager at RA Capital; Eric Aguiar, MD, partner at Aisling Capital; Ali Satvat, Member of KKR Management LLC; and William Lis, former chief executive officer and a director of Portola Pharmaceuticals.

Clinical and Regulatory

•	Presented Phase 2 data for AG10 in ATTR-CM at the AHA 2018 Scientific Sessions in a late-breaking featured science oral presentation.
•	Began patient enrollment in ATTRibute-CM, a Phase 3 study of AG10 in ATTR-CM with registrational 12-month endpoint.
•	Presented complete data from Phase 1 study of AG10 in healthy volunteers at poster presentation at Heart Failure Society of America 22nd Annual Scientific Meeting
•	Published design and preclinical characterization of AG10 in the Journal of Medicinal Chemistry.
•	Received Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for AG10 for the treatment of ATTR.
•	Received positive opinion for Orphan Designation from the European Medicines Agency (EMA) for the treatment of ATTR.

Fourth Quarter and Full-Year 2018 Financial and Operating Results

Cash and cash equivalents totaled $157.1 million at December 31, 2018 compared with $5.5 million at December 31, 2017.

Eidos reported a net loss attributable to common stockholders of approximately $39.8 million or $1.86 per common share, for the full year 2018, as compared to a net loss attributable to common stockholders of $11.9 million or $3.32 per common share, for the prior year. The Company reported a net loss attributable to common stockholders of $9.9 million or $0.27 per common share, for the fourth quarter of 2018, as compared to a net loss attributable to common stockholders of $5.1 million or $1.32 per common share for the fourth quarter of 2017. The increase in net loss attributable to common stockholders was driven primarily by research and development expenses related to AG10 clinical trials and other pre-clinical studies, and general and administrative expenses for operations.

Research and development expenses for the full year 2018 were $28.5 million, as compared to $9.3 million for the prior year. Research and development expenses for the fourth quarter of 2018 were $8.3 million, as compared to $3.7 million for the same period in the prior year. Research and development expenses for the fourth quarter included costs related to contract manufacturing, the preparation for and conduct of AG10 clinical trials.

General and administrative expenses for the full year 2018 were $9.2 million, as compared to $2.7 million for the prior year. General and administrative expenses for the fourth quarter of 2018 were $2.4 million, as compared to $1.4 million for the same period in the prior year. The increase in general and administrative expense in these periods was due primarily to an increase in professional service fees, salaries and employee-related expense primarily due to an increase in headcount to support the growth of our operations, and other administrative expenses.

About AG10

AG10 is an investigational, orally-administered small molecule designed to potently stabilize tetrameric transthyretin, or TTR, thereby halting at its outset the series of molecular events that give rise to amyloidosis, or ATTR. In a Phase 2 clinical trial in subjects with symptomatic ATTR-CM, AG10 was generally well tolerated, demonstrated >90% average TTR stabilization at day 28, and increased serum TTR concentrations, a prognostic indicator of survival in a retrospective study of ATTR-CM patients, in a dose-dependent manner. AG10 is currently being studied in an open-label extension of a Phase 2 clinical trial in patients with ATTR-CM, and patient enrollment has begun for a Phase 3 clinical trial of AG10 in patients with ATTR-CM (ATTRibute-CM).

AG10 was designed to mimic a naturally-occurring variant of the TTR gene (T119M) that is considered a rescue mutation because co-inheritance has been shown to prevent ATTR in individuals also inheriting a pathogenic, or disease-causing, mutation in the TTR gene. To our knowledge, AG10 is the only TTR stabilizer in development that has been observed to mimic the stabilizing structure of this rescue mutation.

About transthyretin amyloidosis (ATTR)

ATTR represents a significant unmet medical need with a large patient population and an inadequate current standard of care. ATTR is caused by the destabilization of TTR due to inherited mutations or aging and is commonly divided into three distinct categories: wild-type ATTR cardiomyopathy (ATTRwt-CM), mutant ATTR cardiomyopathy (ATTRm-CM), and ATTR polyneuropathy (ATTR-PN). The worldwide prevalence of each disease is approximately 400,000 patients, 40,000 patients and 10,000 patients, respectively.

All three forms of ATTR are progressive and fatal. For patients with ATTRwt-CM and ATTRm-CM, symptoms usually manifest later in life (age 50+), with median survival of three to five years from diagnosis. ATTR-PN either presents in a patient's early 30s or later (age 50+), and results in a median life expectancy of five to ten years from diagnosis. Progression of all forms of ATTR causes significant morbidity, impacts productivity and quality of life, and creates a significant economic burden due to the costs associated with progressively greater patient needs for supportive care.

About Eidos Therapeutics

Eidos Therapeutics is a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in diseases caused by transthyretin (TTR) amyloidosis (ATTR). Eidos is developing AG10, a potentially disease-modifying therapy for the treatment of ATTR. For more information, please visit www.eidostx.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. All statements other than statements of historical facts, including the statements about the potential therapeutic and clinical benefits of AG10, the potential to accelerate the development and registration of AG10, the design of the ATTRibute-CM trial, our ability to enroll patients in and conduct the ATTRibute-CM trial in accordance with our plans, future clinical and regulatory milestones of AG10, the timing of these events, the indications we intend to pursue and our possible clinical or other business strategies, and our ability to fund our clinical development plans, are forward-looking statements. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. These forward-looking statements are based on our management’s current beliefs and assumptions about future events and on information currently available to management.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to: our limited operating history and historical losses, our liquidity to fund the development of AG10 through current and future milestones, our ability to raise additional funding to complete the development of AG10, our dependence on the success of AG10, our ability to enroll patients in the ATTRibute-CM trial, results from our clinical trials and pre-clinical studies and those of third parties working in the same area as our product candidate, our ability to advance AG10 in clinical development in accordance with our plans, and our dependence on third parties in connection with our manufacturing, clinical trials and pre-clinical studies. Additional risks and uncertainties that could affect our future results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the Securities and Exchange Commission concurrently herewith. Additional information on potential risks will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

EIDOS THERAPEUTICS, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Operating expenses*:
Research and development	$8,323	$3,703	$28,539	$9,286
General and administrative	2,382	1,408	9,240	2,730
Total operating expenses	10,705	5,111	37,779	12,016

Loss from operations	(10,705)	(5,111)	(37,779)	(12,016)
Other income (expense), net	851	-	(2,946)	75

Net and comprehensive loss	(9,854)	(5,111)	(40,725)	(11,941)

Deemed dividend related to redemption feature embedded in Convertible Promissory Notes payable to stockholders	-	-	(6,523)	-
Gain on extinguishment of Convertible Promissory Notes payable to stockholders	-	-	7,436	-

Net loss attributable to common stockholders	$(9,854)	$(5,111)	$(39,812)	$(11,941)
Net loss per share attributable to common stockholders	$(0.27)	$(1.32)	$(1.86)	$(3.32)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	36,128,132	3,869,328	21,366,995	3,596,673

* Includes stock-based compensation as follows
Research and development	$456	$419	$1,325	$519
General and administrative	372	627	1,201	629
Total stock-based compensation expense	$828	$1,046	$2,526	$1,148

EIDOS THERAPEUTICS, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,

	2018	2017

Assets
Current assets:
Cash	$157,147	$5,497
Related party receivable	34	67
Prepaid expenses and other current assets	1,789	484
Total current assets	158,970	6,048
Property and equipment, net	209	114
Other assets	933	181
Total assets	$160,112	$6,343
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,956	$566
Related party payable	256	372
Accrued expenses and other current liabilities	2,577	1,300
Total current liabilities	4,789	2,238
Other liabilities	316	273
Total liabilities	5,105	2,511

Redeemable convertible preferred stock	-	17,028
Stockholders’ equity (deficit):
Preferred stock	-	-
Common stock	37	4
Additional paid-in capital	220,240	1,332
Accumulated deficit	(65,270)	(14,532)
Total stockholders’ equity (deficit)	155,007	(13,196)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$160,112	$6,343

Media Contact:

Carolyn Hawley, Canale Communications, (619) 849-5382, carolyn@canalecomm.com

For Investors

Alex Gray, Burns McClellan, (212) 213-0006, agray@burnsmc.com